Exhibit 99.1

Popular, Inc. Announces Second Quarter 2022 Financial Results

•	Net income of $211.4 million in Q2 2022, compared to net income of $211.7 million in Q1 2022.

•	Net interest margin of 3.09% in Q2 2022, compared to 2.75% in Q1 2022; net interest margin on a taxable equivalent basis of 3.45% in Q2 2022, compared to 3.05% in Q1 2022.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $42.0 million from Q1 2022; NPLs to loans ratio at 1.6% vs. 1.8% in Q1 2022;

•	Net charge-offs (“NCOs”) increased by $2.3 million from Q1 2022; annualized NCOs at 0.08% of average loans held-in-portfolio vs. 0.05% in Q1 2022;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 2.24% vs. 2.29% in Q1 2022; and

•	ACL to NPLs at 142.7% vs. 130.4% in Q1 2022.

•	Common Equity Tier 1 ratio of 16.39%, Common Equity per Share of $55.78 and Tangible Book Value per Share of $46.18 at June 30, 2022.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $211.4 million for the quarter ended June 30, 2022, compared to net income of $211.7 million for the quarter ended March 31, 2022.

Ignacio Alvarez, President and Chief Executive Officer, said: “We are very pleased with our results for the second quarter. We earned $211.4 million in net income, with increases in both net interest income and non-interest income as compared to the first quarter. Our net interest income increased by $39.6 million to $533.9 million, driven by improved margin and growth in our loan and investment portfolios. Loan growth was broad based with balances increasing in all categories, except mortgage. The increase in our net interest margin reflects higher interest rates and the strength of our deposit franchise. Consumer spending remained resilient during the quarter and deposit balances continued to grow. Credit quality remained strong with net charge offs at near record lows, and we continued to reduce our non-performing loans. Our liquidity and capital positions remain strong which provide us the flexibility to continue to invest for growth in the future while we continue returning capital to our shareholders.

While we are vigilant regarding the possible negative impacts of record inflation, higher interest rates and the war in Ukraine, we are still seeing growth in the U.S. and P.R. with a historically strong employment market and healthy consumer deposit and spending levels. In Puerto Rico we continue to benefit from the stimulative impact of federal disaster relief spending. We are confident in our ability to continue to deliver results for our shareholders at the same time as we invest in our people, businesses and communities.”

Significant Events

Acquisition of Key Customer Channels and Amendments to Commercial Contracts with Evertec

On July 1, 2022, the Corporation’s wholly owned subsidiary, Banco Popular de Puerto Rico (“BPPR”) completed its previously announced acquisition of certain assets and assumption of certain liabilities used by Evertec Group, LLC (“Evertec Group”), a wholly owned subsidiary of Evertec, Inc. (“Evertec”) (NYSE: EVTC), to service certain BPPR channels.

As a result of the closing of the transaction, BPPR acquired from Evertec Group certain critical channels, including BPPR’s retail and business digital banking and commercial cash management applications. BPPR also entered into amended and restated service agreements with Evertec Group pursuant to which Evertec Group will continue to provide various information technology and transaction processing services to Popular, BPPR and their respective subsidiaries.

Under the amended service agreements, Popular will have greater optionality to develop and enhance technology platforms and more flexibility to select service vendors, as Evertec Group will no longer have exclusive rights to provide certain of Popular’s technology services. This is expected to improve Popular’s ability to meet its customer needs in a timely manner. In addition, the amended service agreements are projected to reduce service costs as a result of discounted pricing and lowered caps on contractual pricing escalators tied to the Consumer Price Index. As part of the transaction, BPPR also strengthened its relationship with Evertec in the payments business, including through the incorporation of a revenue sharing structure for BPPR in connection with its merchant acquiring relationship with Evertec.

As consideration for the transaction, BPPR delivered to Evertec Group 4,589,169 shares of Evertec common stock valued at closing at $169 million (based on Evertec’s stock price on June 30, 2022 of $36.88), resulting in an after-tax gain of approximately $112 million.

In terms of capital, the transaction results in a negative impact of approximately $55 million in Popular’s tangible book value as a result of the net effect of the after-tax gain of the Evertec shares used as consideration for the transaction (approximately $112 million), minus approximately $167 million in goodwill and other intangible assets recognized by the Corporation in connection with the transaction and the effect of purchase accounting-related adjustments.

As a result of the transfer of the shares used as consideration for the transaction, Popular’s ownership stake in Evertec was reduced from approximately 16.3% to approximately 10.6% at the closing of the transaction. In connection with the transaction, Popular has agreed to further reduce its voting interest in Evertec to no more than 4.5%, whether through selling shares of Evertec common stock or a conversion of such shares into non-voting preferred stock within 90 days of the closing of the transaction. Popular expects to sell down its stake in Evertec to no more than 4.5%, subject to market conditions, and intends to return to shareholders, via common stock repurchases, any after-tax gains resulting from such sale, subject to the receipt of regulatory approvals.

Completion of Accelerated Share Repurchase

On July 12, 2022, the Corporation completed its previously announced accelerated share repurchase program for the repurchase of an aggregate $400 million of Popular’s common stock. Under the terms of the accelerated share repurchase agreement (the “ASR Agreement”), on March 2, 2022 the Corporation made an initial payment of $400 million and received an initial delivery of 3,483,942 shares of Popular’s Common Stock (the “Initial Shares”). The transaction was accounted for as a treasury stock transaction. As a result of the receipt of the Initial Shares, the Corporation recognized in shareholders’ equity approximately $320 million in treasury stock and $80 million as a reduction in capital surplus. Upon the final settlement of the ASR Agreement, the Corporation received an additional 1,582,922 shares of common stock and recognized approximately $120 million as treasury stock with a corresponding increase in its capital surplus account. The Corporation repurchased a total of 5,066,864 shares at an average purchase price of $78.9443 under the ASR Agreement.

Earnings Highlights

(Unaudited)	Quarters ended			Six months ended
(Dollars in thousands, except per share information)	30-Jun-22	31-Mar-22	30-Jun-21	30-Jun-22	30-Jun-21
Net interest income	$533,862	$494,312	$487,802	$1,028,174	$966,914
Provision for credit losses (benefit)	9,362	(15,500)	(17,015)	(6,138)	(99,241)

Net interest income after provision for credit losses (benefit)	524,500	509,812	504,817	1,034,312	1,066,155
Other non-interest income	157,411	154,692	154,540	312,103	308,193
Operating expenses	406,278	402,339	368,185	808,617	743,713

Income before income tax	275,633	262,165	291,172	537,798	630,635
Income tax expense	64,212	50,479	73,093	114,691	149,924

Net income	$211,421	$211,686	$218,079	$423,107	$480,711

Net income applicable to common stock	$211,068	$211,333	$217,726	$422,401	$480,005

Net income per common share-basic	$2.77	$2.69	$2.67	$5.46	$5.80

Net income per common share-diluted	$2.77	$2.69	$2.66	$5.46	$5.79

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D and E for the quarter and year ended June 30, 2022 and comparable periods. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Net interest income for the quarter ended June 30, 2022 was $533.9 million, compared to $494.3 million in the previous quarter, an increase of $39.6 million. Net interest income, on a taxable equivalent basis, for the second quarter of 2022 was $595.5 million compared to $548.1 million in the first quarter of 2022, or an increase of $47.4 million.

Net interest margin for the quarter increased 34 basis points to 3.09% from 2.75% in the first quarter of 2022. On a taxable equivalent basis, net interest margin for the second quarter of 2022 was 3.45%, compared to 3.05% in the prior quarter. The improved net interest margin is driven by a higher interest rate environment that resulted in higher yields on variable rate assets, as well as new originations and investments, partially offset by an increase in funding costs. The composition of earning assets in the second quarter of the year also impacted the net interest margin positively as a higher proportion of earning assets was concentrated in loan portfolios. The main variances in net interest income on a taxable equivalent basis were:

•

higher interest income from money market, trading and investment securities by $30.9 million, resulting from higher yield of the portfolio by 44 basis points driven by the increase in the interest on excess funds at the Federal Reserve and higher yield of the investment portfolio. The latter increase is mainly due to the maturity of U.S. Treasury Bills held in the available-for-sale securities portfolio and further re-investment on longer-term tax-exempt U.S. Treasury notes;

•

higher interest income from commercial loans by $10.9 million due to higher average volume of loans by $486 million in a higher rate environment, partially offset by lower average volume and income of loans under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) by $116 million and $5.5 million, respectively. Both BPPR and Popular Bank (“PB” or “Popular U.S.”) experienced growth in commercial loans despite the anticipated cancellation of PPP loans. Quarter-over-quarter, the Corporation’s loan portfolio increased by $654 million, in average, reflecting increases across all major loan segments except mortgages, including loan growth of $351 million in BPPR. Furthermore, one more day in the quarter resulted in approximately $1.9 million increase in interest income; and

•

higher interest income from consumer loans, mainly driven by higher average volume by $116 million and increase in the yield of the portfolio by 14 basis points; both banks contributed to the increase in consumer loans;

partially offset by:

•

higher interest expense on deposits by $3.0 million due to the increase in rates, partially offset by the decrease in average deposit balances driven by Puerto Rico government deposits due to the closing of the Commonwealth of Puerto Rico’s Plan of Adjustment at the end of the first quarter.

The Corporation recognized income of $5.1 million related to loans issued under the SBA PPP, compared to $10.6 million in the previous quarter. These loans carried a yield of approximately 15.04% in the quarter, including the amortization of fees received under the program, compared to 17.01% in the first quarter of 2022. This portfolio of loans issued under the SBA PPP declined by $68 million in BPPR to a balance of $46 million and declined by $16 million in PB to a balance of $43 million. On June 30, 2022, the SBA PPP portfolio at BPPR and PB had a remaining aggregate balance of unamortized fees of $3.3 million.

Net interest income for the BPPR segment amounted to $447.8 million for the second quarter of 2022, compared to $415.2 million for the first quarter of 2022. Net interest margin for the second and first quarters of 2022 was 3.02% and 2.67%, respectively, an improvement of 35 basis points quarter-over-quarter. As discussed above, the net interest margin was impacted by higher volume and yield on investments and loans, partially offset by lower SBA PPP income. The cost of interest-bearing deposits was 0.19%, increasing 3 basis points from the first quarter of 2022. Total deposit cost for the quarter also increased by 2 basis points to 0.14%.

Net interest income for PB was $93.4 million for the quarter ended June 30, 2022, compared to $86.5 million during the previous quarter. Net interest margin for the quarter was 3.76%, an increase of 20 basis points from the 3.56% reported in the first quarter. The increase in net interest income results mostly from a higher volume of commercial and consumer loans, partially offset by higher costs on deposit driven by the change in market rates. The cost of interest-bearing deposits was 0.54%, increasing 8 basis points from the 0.46% reported in the first quarter of 2022, while the total cost of deposits, including demand deposits, was 0.42%, an increase of 6 basis points when compared to 0.36% in the previous quarter.

Non-interest income

Non-interest income increased by $2.7 million to $157.4 million for the quarter ended June 30, 2022, compared to $154.7 million for the quarter ended March 31, 2022. The variance in non-interest income was primarily driven by:

•	higher other service fees by $4.3 million due to higher credit card fees by $4.5 million mainly in interchange income and higher debit card fees, partially offset by lower insurance fees;

partially offset by:

•	higher losses on equity securities by $2.0 million mainly related to securities held for deferred benefit plans, which have an offsetting positive variance in personnel costs; and

•	lower other operating income by $3.1 million mainly due to lower earnings from the portfolio of equity method investments and lower income from the sale of auto rental units.

Refer to Table B for further details.

Operating expenses

Operating expenses for the second quarter of 2022 totaled $406.3 million, an increase of $3.9 million when compared to the first quarter of 2022. The variance in operating expenses was driven primarily by:

•

higher personnel cost by $1.8 million mainly due to higher incentives related to the profit-sharing plan which is tied to the Corporation’s financial performance, and higher salaries; partially offset by lower performance shares and restricted stock expenses;

•	higher professional fees by $6.4 million mainly due to higher programming, processing and other technology services due to higher processing and service charges; and

•	higher business promotion expenses by $6.3 million mainly due to higher credit cards rewards expense by $3.9 million as a result of transactional volumes.

partially offset by:

•	lower other real estate owned (OREO) expenses by $5.1 million mainly due to higher gain on sale on mortgage and commercial properties; and

•	lower other operating expenses by $6.3 million mainly as result of lower legal reserves.

Full-time equivalent employees were 8,615 as of June 30, 2022, compared to 8,492 as of March 31, 2022.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended June 30, 2022, the Corporation recorded an income tax expense of $64.2 million, compared to $50.5 million for the previous quarter. The increase in income tax expense was mainly attributable to higher income before tax and lower exempt income during the second quarter of 2022. The effective tax rate (“ETR”) for the second quarter of 2022 was 23%, compared to 19% for the previous quarter. The ETR of the Corporation is impacted by the composition and source of its taxable income. The Corporation expects its ETR for the year 2022 to be within a range from 17% to 20%. This range includes the impact of the recently closed Evertec transaction and the effect of the expected reduction in Popular’s voting interest in Evertec through the sale of its holdings of common stock or a conversion of such shares to non-voting preferred stock, either of which would trigger mark-to-market accounting on any remaining stake in Evertec.

Credit Quality

During the second quarter of 2022, the Corporation continued to show strong credit quality trends and low credit costs with low levels of NCOs and decreasing NPLs. We continue to closely monitor changes in the macroeconomic environment and on borrower performance, given potential economic headwinds, rising interest rates and geopolitical uncertainty. However, management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios positions Popular to operate successfully under the current environment.

The following presents credit quality results for the second quarter of 2022:

•

At June 30, 2022, total non-performing loans held-in-portfolio decreased by $42.0 million from March 31, 2022. BPPR’s NPLs decreased by $42.0 million, mostly driven by lower commercial and mortgage NPLs by $21.3 million and $21.9 million, respectively. The mortgage NPLs decrease was mainly due to the combined effects of collection efforts, increased foreclosure activity and sustained low levels of early delinquency compared with pre-pandemic trends. PB’s NPLs remained flat quarter-over-quarter. At June 30, 2022, the ratio of NPLs to total loans held-in-portfolio was 1.6%, compared to 1.8% in the first quarter of 2022.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $5.2 million quarter-over-quarter. In BPPR, total inflows decreased by $6.0 million, mostly driven by lower commercial and mortgage inflows of $4.5 million and $1.5 million, respectively. Mortgage inflows continued trending lower than pre-pandemic levels. NPL inflows at PB remained essentially flat quarter-over-quarter.

•

NCOs amounted to $6.1 million, an unfavorable variance of $2.3 million when compared to the first quarter of 2022. PB’s NCOs reflected an unfavorable variance of $2.5 million, as the prior quarter was a net recovery of $1.7 million. BPPR‘s NCOs were $5.3 million, flat quarter-over-quarter. During the second quarter of 2022, the Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.08%, compared to 0.05% in the first quarter of 2022. Refer to Table M for further information on net charge-offs and related ratios.

•

At June 30, 2022, the ACL increased by $4.0 million, or 0.6%, from the first quarter of 2022 to $681.8 million. The ACL incorporated updated macroeconomic scenarios for Puerto Rico and the United States. Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The baseline scenario continues to be assigned the highest probability, followed by the pessimistic scenario.

•

The current baseline forecast continues to show a favorable economic scenario. Annualized 2022 GDP growth of 2.8% is expected for both Puerto Rico and United States, compared to 3.5% and 3.7%, respectively, in the previous quarter. Changes in assumptions related to fiscal stimulus, higher energy prices and tighter financial market conditions contributed to the reduction. The 2022 average unemployment rate is forecasted at 6.9% and 3.5% for Puerto Rico and United States, respectively, improving from 7.3% and 3.6%, respectively, in the previous forecast. Puerto Rico’s unemployment rate forecast benefits from the Bureau of Labor Statistics (“BLS”) revisions that showed a stronger than expected labor market.

•

In BPPR, the ACL increased by $4.0 million, mainly driven by higher loan volumes and changes in the macroeconomic scenarios. The ACL for the PB segment remained flat quarter-over-quarter as higher loan volumes in the commercial real estate and consumer portfolios offset reductions in qualitative reserves and favorable credit quality. The Corporation’s ratio of the allowance for credit losses to loans held-in-portfolio was 2.24% in the second quarter of 2022, compared to 2.29% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 142.7%, compared to 130.4% in the previous quarter.

•

The provision for credit losses for the loan portfolios for the second quarter of 2022 was an expense of $9.9 million, compared to a benefit of $14.4 million in the previous quarter, reflecting the previously mentioned changes in the allowance for credit losses. The provision for the BPPR segment was an expense of $9.1 million, compared to a benefit of $12.7 million in the previous quarter, while the provision for the PB segment was an expense of $0.7 million, compared to a benefit of $1.7 million in the previous quarter.

•

The provision for unfunded commitments for the second quarter of 2022 was a benefit of $0.2 million, compared to a benefit of $0.8 million in the previous quarter. The provision for credit losses in our investment portfolio was a benefit of $0.3 million flat from the first quarter of 2022. The provision for unfunded loan commitments, provision for credit losses on our loan and lease portfolios and provision for credit losses on our investment portfolio are aggregated and presented in the provision for credit losses caption in our Statement of Operations

Non-Performing Assets

(Unaudited)
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21
Non-performing loans held-in-portfolio	$477,924	$519,921	$685,183
Non-performing loans held-for-sale	—	—	8,700
Other real estate owned (“OREO”)	92,137	90,567	73,272

Total non-performing assets	$570,061	$610,488	$767,155

Net charge-offs (recoveries) for the quarter	$6,073	$3,781	$(1,291)

Ratios:
Loans held-in-portfolio	$30,370,936	$29,588,190	$29,062,617
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.57%	1.76%	2.36%
Allowance for credit losses to loans held-in-portfolio	2.24	2.29	2.70
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	142.65	130.36	114.68

Refer to Table K for additional information.

Provision for Credit Losses (Benefit) - Loan Portfolios

(Unaudited)	Quarters ended			Six months ended
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	30-Jun-22	30-Jun-21
Provision for credit losses (benefit) - loan portfolios:
BPPR	$9,128	$(12,661)	$(22,488)	$(3,533)	$(62,464)
Popular U.S.	733	(1,744)	4,988	(1,011)	(30,815)

Total provision for credit losses (benefit) - loan portfolios	$9,861	$(14,405)	$(17,500)	$(4,544)	$(93,279)

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Jun-22	31-Mar-22	30-Jun-21
Provision for credit losses (benefit) - loan portfolios	$9,128	$(12,661)	$(22,488)
Net charge-offs (recoveries)	5,332	5,502	(1,483)
Total non-performing loans held-in-portfolio	444,831	486,816	656,789
Allowance / loans held-in-portfolio	2.70%	2.74%	3.13%
Allowance / non-performing loans held-in-portfolio	130.52%	118.45%	100.77%

	Quarters ended
Popular U.S.	30-Jun-22	31-Mar-22	30-Jun-21
Provision for credit losses (benefit) - loan portfolios	$733	$(1,744)	$4,988
Net charge-offs (recoveries)	741	(1,721)	192
Total non-performing loans held-in-portfolio	33,093	33,105	28,394
Allowance / loans held-in-portfolio	1.14%	1.18%	1.57%
Allowance / non-performing loans held-in-portfolio	305.72%	305.64%	436.49%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21
Cash and money market investments	$10,215,946	$10,508,840	$18,333,650
Investment securities	28,138,453	26,658,289	22,647,401
Loans	30,370,936	29,588,190	29,062,617
Total assets	71,501,931	69,525,082	72,657,293
Deposits	65,327,664	62,862,295	64,641,776
Borrowings	959,135	1,060,706	1,267,545
Total liabilities	67,208,582	64,853,836	66,842,679
Stockholders’ equity	4,293,349	4,671,246	5,814,614

Total assets increased by $2.0 billion from the first quarter of 2022, driven by:

•	an increase in debt securities held-to-maturity of $1.6 billion due to the purchase of U.S. Treasuries; and

•

an increase in loans held-in-portfolio of $0.8 billion mainly due to commercial loans growth at both BPPR and PB and an increase in consumer loans, mainly at BPPR, including auto loans, credit cards and other consumer loans;

partially offset by:

•	a decrease of $0.4 billion in money market investments, in part due to the purchase of U.S. Treasury securities;

Total liabilities increased by $2.4 billion from the first quarter of 2022, driven by:

•	an increase of $2.5 billion in deposits, mainly in Puerto Rico public sector as well as private demand deposit and savings accounts;

partially offset by:

•	a decrease in borrowings of $99.7 million, mainly due to the maturity during this quarter of $100 million in borrowings at PB.

Stockholders’ equity decreased by $377.9 million from the first quarter of 2022, principally due to an increase in accumulated unrealized losses on debt securities available-for-sale by $563.4 million due to a decline in the fair value of fixed-rate debt securities as a result of the rising interest rate environment, and to dividends, partially offset by the net income of $211.4 million for the quarter.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.39%, $55.78 and $46.18, respectively, at June 30, 2022, compared to 16.26%, $60.78 and $51.16 at March 31, 2022. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s acquisition of certain assets and assumption of certain liabilities from EVERTEC and the transactions described in this press release (the “Transaction”) and Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. Other factors include Popular’s ability to successfully transition and integrate the assets acquired as part of the Transaction, related operations, employees and third party contractors; unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the Transaction or that are not subject to indemnification or reimbursement by EVERTEC; operational risks that may affect Popular and other risks arising from the acquisition of the acquired assets or by adverse effects on relationships with customers, employees and service providers and business and other risks arising from the extension of Popular’s current commercial agreements with EVERTEC. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021, in our Form 10-Q for the quarter ended March 31, 2022 and in our Form 10-Q for the quarter ended June 30, 2022 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Thursday, July 28, 2022 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-844-200-6205 (Toll Free) or 1-646-904-5544 (Local). The dial-in access code is 491702.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, August 25, 2022. The replay dial in is: 1-866-813-9403 or 1-929-458-6194. The replay passcode is 436694.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to Second Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Six months ended
	30-Jun-22	31-Mar-22	30-Jun-21	30-Jun-22	30-Jun-21
Basic EPS	$2.77	$2.69	$2.67	$5.46	$5.80
Diluted EPS	$2.77	$2.69	$2.66	$5.46	$5.79
Average common shares outstanding	76,171,784	78,443,706	81,609,435	77,301,469	82,748,275
Average common shares outstanding - assuming dilution	76,286,883	78,595,463	81,772,789	77,426,274	82,888,378
Common shares outstanding at end of period	76,576,397	76,487,523	80,656,480	76,576,397	80,656,480
Market value per common share	$76.93	$81.74	$75.05	$76.93	$75.05
Market capitalization - (In millions)	$5,891	$6,252	$6,053	$5,891	$6,053
Return on average assets	1.17%	1.14%	1.24%	1.15%	1.42%
Return on average common equity	14.58%	14.38%	15.43%	14.48%	17.08%
Net interest margin (non-taxable equivalent basis)	3.09%	2.75%	2.91%	2.92%	2.99%
Net interest margin (taxable equivalent basis) -non-GAAP	3.45%	3.05%	3.22%	3.24%	3.31%
Common equity per share	$55.78	$60.78	$71.82	$55.78	$71.82
Tangible common book value per common share (non-GAAP) [1]	$46.18	$51.16	$63.24	$46.18	$63.24
Tangible common equity to tangible assets (non-GAAP) [1]	5.00%	5.69%	7.09%	5.00%	7.09%
Return on average tangible common equity [1]	16.70%	16.40%	17.58%	16.55%	19.46%
Tier 1 capital	16.46%	16.33%	16.62%	16.46%	16.62%
Total capital	18.29%	18.19%	19.09%	18.29%	19.09%
Tier 1 leverage	7.56%	6.98%	7.34%	7.56%	7.34%
Common Equity Tier 1 capital	16.39%	16.26%	16.55%	16.39%	16.55%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Second Quarter 2022 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Six months ended
			Q2 2022		Q2 2022
(In thousands, except per share information)	30-Jun-22	31-Mar-22	vs. Q1 2022	30-Jun-21	vs. Q2 2021	30-Jun-22	30-Jun-21
Interest income:
Loans	$446,245	$426,791	$19,454	$433,781	$12,464	$873,036	$868,430
Money market investments	23,742	6,464	17,278	4,274	19,468	30,206	7,386
Investment securities	101,774	96,466	5,308	91,706	10,068	198,240	177,396

Total interest income	571,761	529,721	42,040	529,761	42,000	1,101,482	1,053,212

Interest expense:
Deposits	27,827	24,783	3,044	28,060	(233)	52,610	58,261
Short-term borrowings	248	80	168	62	186	328	205
Long-term debt	9,824	10,546	(722)	13,837	(4,013)	20,370	27,832

Total interest expense	37,899	35,409	2,490	41,959	(4,060)	73,308	86,298

Net interest income	533,862	494,312	39,550	487,802	46,060	1,028,174	966,914
Provision for credit losses (benefit)	9,362	(15,500)	24,862	(17,015)	26,377	(6,138)	(99,241)

Net interest income after provision for credit losses (benefit)	524,500	509,812	14,688	504,817	19,683	1,034,312	1,066,155

Service charges on deposit accounts	41,809	40,713	1,096	40,153	1,656	82,522	79,773
Other service fees	81,451	77,134	4,317	76,382	5,069	158,585	147,010
Mortgage banking activities	13,575	12,865	710	7,448	6,127	26,440	24,791
Net (loss) gain, including impairment, on equity securities	(4,109)	(2,094)	(2,015)	1,565	(5,674)	(6,203)	1,986
Net loss on trading account debt securities	51	(723)	774	(47)	98	(672)	(92)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	—	(73)	73	—	(73)
Adjustments (expense) to indemnity reserves on loans sold	170	(745)	915	1,668	(1,498)	(575)	970
Other operating income	24,464	27,542	(3,078)	27,444	(2,980)	52,006	53,828

Total non-interest income	157,411	154,692	2,719	154,540	2,871	312,103	308,193

Operating expenses:
Personnel costs
Salaries	101,847	98,673	3,174	90,294	11,553	200,520	179,629
Commissions, incentives and other bonuses	29,787	31,339	(1,552)	26,374	3,413	61,126	59,592
Pension, postretirement and medical insurance	13,730	12,783	947	13,289	441	26,513	24,213
Other personnel costs, including payroll taxes	23,424	24,201	(777)	24,247	(823)	47,625	50,249

Total personnel costs	168,788	166,996	1,792	154,204	14,584	335,784	313,683
Net occupancy expenses	26,214	24,723	1,491	24,562	1,652	50,937	50,575
Equipment expenses	25,088	23,479	1,609	22,805	2,283	48,567	44,380
Other taxes	15,780	15,715	65	13,205	2,575	31,495	27,164
Professional fees
Collections, appraisals and other credit related fees	2,802	2,226	576	3,486	(684)	5,028	6,806
Programming, processing and other technology services	73,305	69,374	3,931	67,152	6,153	142,679	133,518
Legal fees, excluding collections	3,091	3,954	(863)	2,367	724	7,045	4,732
Other professional fees	35,674	32,943	2,731	28,148	7,526	68,617	56,045

Total professional fees	114,872	108,497	6,375	101,153	13,719	223,369	201,101
Communications	5,993	6,147	(154)	6,005	(12)	12,140	12,838
Business promotion	21,353	15,083	6,270	16,511	4,842	36,436	29,032
FDIC deposit insurance	6,463	7,372	(909)	5,742	721	13,835	11,710
Other real estate owned (OREO) income	(7,806)	(2,713)	(5,093)	(4,299)	(3,507)	(10,519)	(8,832)
Credit and debit card processing, volume, interchange and other expenses	11,375	12,509	(1,134)	10,917	458	23,884	23,371
Other operating expenses
Operational losses	4,061	11,825	(7,764)	6,528	(2,467)	15,886	14,424
All other	13,302	11,815	1,487	9,597	3,705	25,117	21,961

Total other operating expenses	17,363	23,640	(6,277)	16,125	1,238	41,003	36,385
Amortization of intangibles	795	891	(96)	1,255	(460)	1,686	2,306

Total operating expenses	406,278	402,339	3,939	368,185	38,093	808,617	743,713

Income before income tax	275,633	262,165	13,468	291,172	(15,539)	537,798	630,635
Income tax expense	64,212	50,479	13,733	73,093	(8,881)	114,691	149,924

Net income	$211,421	$211,686	$(265)	$218,079	$(6,658)	$423,107	$480,711

Net income applicable to common stock	$211,068	$211,333	$(265)	$217,726	$(6,658)	$422,401	$480,005

Net income per common share - basic	$2.77	$2.69	$0.08	$2.67	$0.10	$5.46	$5.80

Net income per common share - diluted	$2.77	$2.69	$0.08	$2.66	$0.11	$5.46	$5.79

Dividends Declared per Common Share	$0.55	$0.55	$—	$0.45	$0.10	$1.10	$0.85

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance
				Q2 2022 vs.
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	Q1 2022
Assets:
Cash and due from banks	$528,590	$439,148	$530,849	$89,442
Money market investments	9,687,356	10,069,692	17,802,801	(382,336)
Trading account debt securities, at fair value	32,317	36,042	35,931	(3,725)
Debt securities available-for-sale, at fair value	26,266,251	26,359,915	22,335,167	(93,664)
Debt securities held-to-maturity, at amortized cost	1,664,015	75,984	88,801	1,588,031
Less: Allowance for credit losses	7,495	7,844	10,214	(349)

Total debt securities held-to-maturity, net	1,656,520	68,140	78,587	1,588,380

Equity securities	175,870	186,348	187,502	(10,478)
Loans held-for-sale, at lower of cost or fair value	28,546	55,150	85,315	(26,604)
Loans held-in-portfolio	30,643,443	29,856,356	29,286,225	787,087
Less: Unearned income	272,507	268,166	223,608	4,341
Allowance for credit losses	681,750	677,792	785,790	3,958

Total loans held-in-portfolio, net	29,689,186	28,910,398	28,276,827	778,788

Premises and equipment, net	490,152	488,390	486,443	1,762
Other real estate	92,137	90,567	73,272	1,570
Accrued income receivable	216,780	204,466	203,419	12,314
Mortgage servicing rights, at fair value	129,877	125,358	119,467	4,519
Other assets	1,773,523	1,755,847	1,750,151	17,676
Goodwill	720,293	720,293	671,122	—
Other intangible assets	14,533	15,328	20,440	(795)

Total assets	$71,501,931	$69,525,082	$72,657,293	$1,976,849

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$16,663,259	$16,096,666	$14,920,887	$566,593
Interest bearing	48,664,405	46,765,629	49,720,889	1,898,776

Total deposits	65,327,664	62,862,295	64,641,776	2,465,369

Assets sold under agreements to repurchase	70,925	72,819	90,925	(1,894)
Notes payable	888,210	987,887	1,176,620	(99,677)
Other liabilities	921,783	930,835	933,358	(9,052)

Total liabilities	67,208,582	64,853,836	66,842,679	2,354,746

Stockholders’ equity:
Preferred stock	22,143	22,143	22,143	—
Common stock	1,046	1,046	1,045	—
Surplus	4,576,478	4,571,111	4,506,659	5,367
Retained earnings	3,311,951	3,143,004	2,670,885	168,947
Treasury stock	(1,665,253)	(1,668,820)	(1,290,427)	3,567
Accumulated other comprehensive loss, net of tax	(1,953,016)	(1,397,238)	(95,691)	(555,778)

Total stockholders’ equity	4,293,349	4,671,246	5,814,614	(377,897)

Total liabilities and stockholders’ equity	$71,501,931	$69,525,082	$72,657,293	$1,976,849

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	30-Jun-22			31-Mar-22			30-Jun-21			Q2 2022 vs. Q1 2022			Q2 2022 vs. Q2 2021
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$39,326	$175.7	1.79%	$43,304	$144.8	1.35%	$38,136	$137.5	1.44%	($3,978)	$30.9	0.44%	$1,190	$38.2	0.35%
Loans:
Commercial	14,227	183.0	5.16	13,741	172.1	5.08	13,539	176.9	5.24	486	10.9	0.08	688	6.1	(0.08)
Construction	781	11.1	5.71	726	9.8	5.45	858	11.6	5.43	55	1.3	0.26	(77)	(0.5)	0.28
Mortgage	7,294	97.1	5.33	7,388	96.8	5.24	7,765	99.4	5.12	(94)	0.3	0.09	(471)	(2.3)	0.21
Consumer	2,654	75.0	11.33	2,538	70.0	11.19	2,431	68.7	11.34	116	5.0	0.14	223	6.3	(0.01)
Auto	3,499	70.1	8.04	3,460	69.3	8.12	3,280	70.1	8.58	39	0.8	(0.08)	219	—	(0.54)
Lease financing	1,445	21.4	5.91	1,393	20.7	5.95	1,262	19.0	6.01	52	0.7	(0.04)	183	2.4	(0.10)

Total loans	29,900	457.7	6.14	29,246	438.7	6.06	29,135	445.7	6.13	654	19.0	0.08	765	12.0	0.01

Total interest earning assets	$69,226	$633.4	3.67%	$72,550	$583.5	3.25%	$67,271	$583.2	3.47%	$(3,324)	$49.9	0.42%	$1,955	$50.2	0.20%

Allowance for credit losses - loan portfolio	(682)			(695)			(801)			13			119
Allowance for credit losses - investment securities	(8)			(8)			(10)			—			2
Other non-interest earning assets	3,787			3,782			3,906			5			(119)

Total average assets	$72,323			$75,629			$70,366			$(3,306)			$1,957

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$24,897	$8.3	0.13%	$28,289	$7.3	0.10%	$25,102	$8.0	0.13%	$(3,392)	$1.0	0.03%	$(205)	$0.3	-%
Savings	16,363	6.9	0.17	16,434	6.6	0.16	15,384	6.9	0.18	(71)	0.3	0.01	979	—	(0.01)
Time deposits	7,044	12.6	0.72	6,737	10.9	0.66	7,104	13.2	0.74	307	1.7	0.06	(60)	(0.6)	(0.02)

Total interest-bearing deposits	48,304	27.8	0.23	51,460	24.8	0.20	47,590	28.1	0.24	(3,156)	3.0	0.03	714	(0.3)	(0.01)
Borrowings	1,043	10.1	3.87	1,105	10.6	3.87	1,316	13.9	4.24	(62)	(0.5)	—	(273)	(3.8)	(0.37)

Total interest-bearing liabilities	49,347	37.9	0.31	52,565	35.4	0.27	48,906	42.0	0.34	(3,218)	2.5	0.04	441	(4.1)	(0.03)

Net interest spread			3.36%			2.98%			3.13%			0.38%			0.23%

Non-interest bearing deposits	16,254			16,142			14,920			112			1,334
Other liabilities	894			939			857			(45)			37
Stockholders’ equity	5,828			5,983			5,683			(155)			145

Total average liabilities and stockholders’ equity	$72,323			$75,629			$70,366			$(3,306)			$1,957

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$595.5	3.45%		$548.1	3.05%		$541.2	3.22%		$47.4	0.40%		$54.3	0.23%
Taxable equivalent adjustment		61.6			53.8			53.4			7.8			8.2

Net interest income / margin non-taxable equivalent basis (GAAP)		$533.9	3.09%		$494.3	2.75%		$487.8	2.91%		$39.6	0.34%		$46.1	0.18%

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

(Unaudited)

	Six months ended
	30-Jun-22			30-Jun-21			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$41,304	$320.6	1.56%	$35,958	$267.0	1.49%	$5,346	$53.6	0.07%

Loans:
Commercial	13,987	355.2	5.12	13,582	355.9	5.30	405	(0.7)	(0.18)
Construction	754	20.9	5.58	884	23.5	5.38	(130)	(2.6)	0.20
Mortgage	7,341	193.9	5.28	7,816	197.8	5.06	(475)	(3.9)	0.22
Consumer	2,595	145.0	11.27	2,472	139.1	11.35	123	5.9	(0.08)
Auto	3,480	139.4	8.08	3,241	138.3	8.63	239	1.1	(0.55)
Lease financing	1,419	42.0	5.93	1,239	37.3	6.02	180	4.7	(0.09)

Total loans	29,576	896.4	6.10	29,234	891.9	6.15	342	4.5	(0.05)

Total interest earning assets	$70,880	$1,217.0	3.45%	$65,192	$1,158.9	3.58%	$5,688	$58.1	(0.13)%

Allowance for credit losses - loan portfolio	(689)			(845)			156
Allowance for credit losses - investment securities	(8)			(10)			2
Other non-interest earning assets	3,779			3,900			(121)

Total average assets	$73,962			$68,237			$5,725

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$26,584	$15.6	0.12%	$23,895	$16.2	0.14%	$2,689	($0.6)	(0.02)%
Savings	16,399	13.5	0.17	14,876	14.0	0.19	1,523	(0.5)	(0.02)
Time deposits	6,891	23.5	0.69	7,184	28.1	0.79	(293)	(4.6)	(0.10)

Total interest-bearing deposits	49,874	52.6	0.21	45,955	58.3	0.26	3,919	(5.7)	(0.05)
Borrowings	1,074	20.7	3.88	1,330	28.0	4.24	(256)	(7.3)	(0.36)

Total interest-bearing liabilities	50,948	73.3	0.29	47,285	86.3	0.37	3,663	(13.0)	(0.08)

Net interest spread			3.16%			3.21%			(0.05)%

Non-interest bearing deposits	16,198			14,161			2,037
Other liabilities	911			1,103			(192)
Stockholders’ equity	5,905			5,688			217

Total average liabilities and stockholders’ equity	$73,962			$68,237			$5,725

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$1,143.7	3.24%		$1,072.6	3.31%		$71.1	(0.07)%
Taxable equivalent adjustment		115.5			105.7			9.8

Net interest income / margin non-taxable equivalent basis (GAAP)		$1,028.2	2.92%		$966.9	2.99%		$61.3	(0.07)%

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities
	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	Q2 2022 vs.Q1 2022	Q2 2022 vs.Q2 2021	30-Jun-22	30-Jun-21	2022 vs. 2021
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$9,186	$9,323	$9,522	$(137)	$(336)	$18,509	$19,237	$(728)
Mortgage servicing rights fair value adjustments	2,257	1,088	(6,239)	1,169	8,496	3,345	(5,727)	9,072

Total mortgage servicing fees, net of fair value adjustments	11,443	10,411	3,283	1,032	8,160	21,854	13,510	8,344

Net gain (loss) on sale of loans, including valuation on loans held-for-sale	36	(1,534)	5,197	1,570	(5,161)	(1,498)	10,172	(11,670)

Trading account profit (loss):
Unrealized (losses) gains on outstanding derivative positions	(2)	2	—	(4)	(2)	—	—	—
Realized gains (losses) on closed derivative positions	2,430	4,135	(866)	(1,705)	3,296	6,565	1,636	4,929

Total trading account profit (loss)	2,428	4,137	(866)	(1,709)	3,294	6,565	1,636	4,929

Losses on repurchased loans, including interest advances	(332)	(149)	(166)	(183)	(166)	(481)	(527)	46

Total mortgage banking activities	$13,575	$12,865	$7,448	$710	$6,127	$26,440	$24,791	$1,649

Other Service Fees
	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	Q2 2022 vs.Q1 2022	Q2 2022 vs.Q2 2021	30-Jun-22	30-Jun-21	2022 vs. 2021
Other service fees:
Debit card fees	$12,882	$11,779	$12,458	$1,103	$424	$24,661	$24,035	$626
Insurance fees	12,017	14,156	12,773	(2,139)	(756)	26,173	25,601	572
Credit card fees	38,155	33,642	32,726	4,513	5,429	71,797	61,417	10,380
Sale and administration of investment products	6,017	5,791	5,970	226	47	11,808	11,510	298
Trust fees	6,143	5,927	6,165	216	(22)	12,070	12,007	63
Other fees	6,237	5,839	6,290	398	(53)	12,076	12,440	(364)

Total other service fees	$81,451	$77,134	$76,382	$4,317	$5,069	$158,585	$147,010	$11,575

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	Q2 2022 vs.Q1 2022	Q2 2022 vs.Q2 2021
Loans held-in-portfolio:
Commercial	$14,545,301	$14,028,246	$13,437,932	$517,055	$1,107,369
Construction	790,920	744,783	865,113	46,137	(74,193)
Leasing	1,480,222	1,426,122	1,297,928	54,100	182,294
Mortgage	7,261,955	7,326,346	7,678,478	(64,391)	(416,523)
Auto	3,489,976	3,430,162	3,289,027	59,814	200,949
Consumer	2,802,562	2,632,531	2,494,139	170,031	308,423

Total loans held-in-portfolio	$30,370,936	$29,588,190	$29,062,617	$782,746	$1,308,319

Loans held-for-sale:
Commercial	$—	$—	$1,700	$—	$(1,700)
Construction	—	—	7,000	—	(7,000)
Mortgage	28,546	55,150	76,615	(26,604)	(48,069)

Total loans held-for-sale	$28,546	$55,150	$85,315	$(26,604)	$(56,769)

Total loans	$30,399,482	$29,643,340	$29,147,932	$756,142	$1,251,550

Deposits - Ending Balances

				Variance
(In thousands)	30-Jun-22	31-Mar-22	30-Jun-21	Q2 2022 vs. Q1 2022	Q2 2022 vs.Q2 2021
Demand deposits [1]	$27,798,243	$25,684,715	$24,497,918	$2,113,528	$3,300,325
Savings, NOW and money market deposits (non-brokered)	29,672,655	29,318,333	32,452,829	354,322	(2,780,174)
Savings, NOW and money market deposits (brokered)	761,244	768,558	683,021	(7,314)	78,223
Time deposits (non-brokered)	6,896,786	6,964,848	6,979,349	(68,062)	(82,563)
Time deposits (brokered CDs)	198,736	125,841	28,659	72,895	170,077

Total deposits	$65,327,664	$62,862,295	$64,641,776	$2,465,369	$685,888

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

30-Jun-22
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,992	$—	$254	$2,246	$234,308	$236,554	$254	$—
Commercial real estate:
Non-owner occupied	1,379	110	20,435	21,924	2,630,194	2,652,118	20,435	—
Owner occupied	4,894	2,860	32,155	39,909	1,366,840	1,406,749	32,155	—
Commercial and industrial	2,534	1,526	44,176	48,236	3,472,447	3,520,683	43,649	527
Construction	498	—	—	498	161,864	162,362	—	—
Mortgage	211,483	82,898	681,757	976,138	5,065,785	6,041,923	284,670	397,087
Leasing	9,970	2,164	4,665	16,799	1,463,423	1,480,222	4,665	—
Consumer:
Credit cards	5,785	4,142	8,896	18,823	947,876	966,699	—	8,896
Home equity lines of credit	—	—	—	—	3,122	3,122	—	—
Personal	11,216	6,043	19,045	36,304	1,351,796	1,388,100	19,045	—
Auto	56,577	13,815	28,045	98,437	3,391,539	3,489,976	28,045	—
Other	242	131	12,125	12,498	120,651	133,149	11,913	212

Total	$306,570	$113,689	$851,553	$1,271,812	$20,209,845	$21,481,657	$444,831	$406,722

31-Mar-22
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,130	$189	$274	$2,593	$160,648	$163,241	$274	$—
Commercial real estate:
Non-owner occupied	3,646	93	20,627	24,366	2,536,174	2,560,540	20,627	—
Owner occupied	4,024	50	49,732	53,806	1,396,696	1,450,502	49,732	—
Commercial and industrial	1,218	169	48,167	49,554	3,333,918	3,383,472	47,149	1,018
Construction	715	—	—	715	126,610	127,325	—	—
Mortgage	182,397	79,374	736,338	998,109	5,125,554	6,123,663	306,560	429,778
Leasing	9,819	2,446	3,766	16,031	1,410,091	1,426,122	3,766	—
Consumer:
Credit cards	5,817	3,728	9,049	18,594	896,966	915,560	—	9,049
Home equity lines of credit	—	—	23	23	3,093	3,116	—	23
Personal	10,215	6,184	19,157	35,556	1,267,920	1,303,476	19,157	—
Auto	51,497	11,353	27,514	90,364	3,339,798	3,430,162	27,514	—
Other	537	37	12,184	12,758	112,322	125,080	12,037	147

Total	$272,015	$103,623	$926,831	$1,302,469	$19,709,790	$21,012,259	$486,816	$440,015

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$(138)	$(189)	$(20)	$(347)	$73,660	$73,313	$(20)	$—
Commercial real estate:
Non-owner occupied	(2,267)	17	(192)	(2,442)	94,020	91,578	(192)	—
Owner occupied	870	2,810	(17,577)	(13,897)	(29,856)	(43,753)	(17,577)	—
Commercial and industrial	1,316	1,357	(3,991)	(1,318)	138,529	137,211	(3,500)	(491)
Construction	(217)	—	—	(217)	35,254	35,037	—	—
Mortgage	29,086	3,524	(54,581)	(21,971)	(59,769)	(81,740)	(21,890)	(32,691)
Leasing	151	(282)	899	768	53,332	54,100	899	—
Consumer:
Credit cards	(32)	414	(153)	229	50,910	51,139	—	(153)
Home equity lines of credit	—	—	(23)	(23)	29	6	—	(23)
Personal	1,001	(141)	(112)	748	83,876	84,624	(112)	—
Auto	5,080	2,462	531	8,073	51,741	59,814	531	—
Other	(295)	94	(59)	(260)	8,329	8,069	(124)	65

Total	$34,555	$10,066	$(75,278)	$(30,657)	$500,055	$469,398	$(41,985)	$(33,293)

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

30-Jun-22
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$187	$280	$467	$1,895,352	$1,895,819	$280	$—
Commercial real estate:
Non-owner occupied	288	—	—	288	1,467,935	1,468,223	—	—
Owner occupied	144	—	1,416	1,560	1,465,252	1,466,812	1,416	—
Commercial and industrial	9,278	2,037	6,326	17,641	1,880,702	1,898,343	5,750	576
Construction	—	7,000	—	7,000	621,558	628,558	—	—
Mortgage	1,561	3,587	20,192	25,340	1,194,692	1,220,032	20,192	—
Consumer:
Credit cards	—	—	—	—	47	47	—	—
Home equity lines of credit	303	16	4,705	5,024	66,431	71,455	4,705	—
Personal	755	470	749	1,974	232,339	234,313	749	—
Other	—	13	1	14	5,663	5,677	1	—

Total	$12,329	$13,310	$33,669	$59,308	$8,829,971	$8,889,279	$33,093	$576

31-Mar-22
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$—	$—	$—	$1,865,623	$1,865,623	$—	$—
Commercial real estate:
Non-owner occupied	902	740	374	2,016	1,391,874	1,393,890	374	—
Owner occupied	6,385	—	677	7,062	1,398,580	1,405,642	677	—
Commercial and industrial	10,925	602	4,891	16,418	1,788,918	1,805,336	4,352	539
Construction	—	—	—	—	617,458	617,458	—	—
Mortgage	13,006	1,069	21,826	35,901	1,166,782	1,202,683	21,826	—
Consumer:
Credit cards	—	—	—	—	26	26	—	—
Home equity lines of credit	259	15	5,248	5,522	68,437	73,959	5,248	—
Personal	739	558	627	1,924	203,381	205,305	627	—
Other	—	1	1	2	6,007	6,009	1	—

Total	$32,216	$2,985	$33,644	$68,845	$8,507,086	$8,575,931	$33,105	$539

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$187	$280	$467	$29,729	$30,196	$280	$—
Commercial real estate:
Non-owner occupied	(614)	(740)	(374)	(1,728)	76,061	74,333	(374)	—
Owner occupied	(6,241)	—	739	(5,502)	66,672	61,170	739	—
Commercial and industrial	(1,647)	1,435	1,435	1,223	91,784	93,007	1,398	37
Construction	—	7,000	—	7,000	4,100	11,100	—	—
Mortgage	(11,445)	2,518	(1,634)	(10,561)	27,910	17,349	(1,634)	—
Consumer:
Credit cards	—	—	—	—	21	21	—	—
Home equity lines of credit	44	1	(543)	(498)	(2,006)	(2,504)	(543)	—
Personal	16	(88)	122	50	28,958	29,008	122	—
Other	—	12	—	12	(344)	(332)	—	—

Total	$(19,887)	$10,325	$25	$(9,537)	$322,885	$313,348	$(12)	$37

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

30-Jun-22
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,992	$187	$534	$2,713	$2,129,660	$2,132,373	$534	$—
Commercial real estate:
Non-owner occupied	1,667	110	20,435	22,212	4,098,129	4,120,341	20,435	—
Owner occupied	5,038	2,860	33,571	41,469	2,832,092	2,873,561	33,571	—
Commercial and industrial	11,812	3,563	50,502	65,877	5,353,149	5,419,026	49,399	1,103
Construction	498	7,000	—	7,498	783,422	790,920	—	—
Mortgage	213,044	86,485	701,949	1,001,478	6,260,477	7,261,955	304,862	397,087
Leasing	9,970	2,164	4,665	16,799	1,463,423	1,480,222	4,665	—
Consumer:
Credit cards	5,785	4,142	8,896	18,823	947,923	966,746	—	8,896
Home equity lines of credit	303	16	4,705	5,024	69,553	74,577	4,705	—
Personal	11,971	6,513	19,794	38,278	1,584,135	1,622,413	19,794	—
Auto	56,577	13,815	28,045	98,437	3,391,539	3,489,976	28,045	—
Other	242	144	12,126	12,512	126,314	138,826	11,914	212

Total	$318,899	$126,999	$885,222	$1,331,120	$29,039,816	$30,370,936	$477,924	$407,298

31-Mar-22
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,130	$189	$274	$2,593	$2,026,271	$2,028,864	$274	$—
Commercial real estate:
Non-owner occupied	4,548	833	21,001	26,382	3,928,048	3,954,430	21,001	—
Owner occupied	10,409	50	50,409	60,868	2,795,276	2,856,144	50,409	—
Commercial and industrial	12,143	771	53,058	65,972	5,122,836	5,188,808	51,501	1,557
Construction	715	—	—	715	744,068	744,783	—	—
Mortgage	195,403	80,443	758,164	1,034,010	6,292,336	7,326,346	328,386	429,778
Leasing	9,819	2,446	3,766	16,031	1,410,091	1,426,122	3,766	—
Consumer:
Credit cards	5,817	3,728	9,049	18,594	896,992	915,586	—	9,049
Home equity lines of credit	259	15	5,271	5,545	71,530	77,075	5,248	23
Personal	10,954	6,742	19,784	37,480	1,471,301	1,508,781	19,784	—
Auto	51,497	11,353	27,514	90,364	3,339,798	3,430,162	27,514	—
Other	537	38	12,185	12,760	118,329	131,089	12,038	147

Total	$304,231	$106,608	$960,475	$1,371,314	$28,216,876	$29,588,190	$519,921	$440,554

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$(138)	$(2)	$260	$120	$103,389	$103,509	$260	$—
Commercial real estate:
Non-owner occupied	(2,881)	(723)	(566)	(4,170)	170,081	165,911	(566)	—
Owner occupied	(5,371)	2,810	(16,838)	(19,399)	36,816	17,417	(16,838)	—
Commercial and industrial	(331)	2,792	(2,556)	(95)	230,313	230,218	(2,102)	(454)
Construction	(217)	7,000	—	6,783	39,354	46,137	—	—
Mortgage	17,641	6,042	(56,215)	(32,532)	(31,859)	(64,391)	(23,524)	(32,691)
Leasing	151	(282)	899	768	53,332	54,100	899	—
Consumer:
Credit cards	(32)	414	(153)	229	50,931	51,160	—	(153)
Home equity lines of credit	44	1	(566)	(521)	(1,977)	(2,498)	(543)	(23)
Personal	1,017	(229)	10	798	112,834	113,632	10	—
Auto	5,080	2,462	531	8,073	51,741	59,814	531	—
Other	(295)	106	(59)	(248)	7,985	7,737	(124)	65

Total	$14,668	$20,391	$(75,253)	$(40,194)	$822,940	$782,746	$(41,997)	$(33,256)

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	30-Jun-22	As a % of loans HIP by category	31-Mar-22	As a % of loans HIP by category	30-Jun-21	As a % of loans HIP by category	Q2 2022 vs. Q1 2022	Q2 2022 vs. Q2 2021
Non-accrual loans:
Commercial	$103,939	0.7%	$123,185	0.9%	$225,565	1.7%	$(19,246)	$(121,626)
Construction	—	—	—	—	14,877	1.7	—	(14,877)
Leasing	4,665	0.3	3,766	0.3	2,286	0.2	899	2,379
Mortgage	304,862	4.2	328,386	4.5	383,976	5.0	(23,524)	(79,114)
Auto	28,045	0.8	27,514	0.8	13,286	0.4	531	14,759
Consumer	36,413	1.3	37,070	1.4	45,193	1.8	(657)	(8,780)

Total non-performing loans held-in-portfolio	477,924	1.6%	519,921	1.8%	685,183	2.4%	(41,997)	(207,259)
Non-performing loans held-for-sale [1]	—		—		8,700		—	(8,700)
Other real estate owned (“OREO”)	92,137		90,567		73,272		1,570	18,865

Total non-performing assets	$570,061		$610,488		$767,155		$(40,427)	$(197,094)

Accruing loans past due 90 days or more [2]	$407,298		$440,554		$633,315		$(33,256)	$(226,017)

Ratios:
Non-performing assets to total assets	0.80%		0.88%		1.06%
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.57		1.76		2.36
Allowance for credit losses to loans held-in-portfolio	2.24		2.29		2.70
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	142.65		130.36		114.68

[1]	There were no non-performing loans held-for-sale as of June 30, 2022 and March 31, 2022 (June 30, 2021 - $7 million in construction loans and $2 million in commercial loans).
[2]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $11 million at June 30, 2022, related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (March 31, 2022 - $13 million; June 30, 2021 - $15 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. These balances include $237 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of June 30, 2022 (March 31, 2022 - $266 million; June 30, 2021 - $363 million). Furthermore, the Corporation has approximately $43 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (March 31, 2022 - $45 million; June 30, 2021 - $56 million).

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-22			31-Mar-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$117,782	$5,403	$123,185	$120,047	$5,532	$125,579
Plus:
New non-performing loans	1,666	7,325	8,991	6,127	2,999	9,126
Advances on existing non-performing loans	—	1	1	—	2,505	2,505
Less:
Non-performing loans transferred to OREO	(914)	—	(914)	(3,052)	—	(3,052)
Non-performing loans charged-off	(951)	(89)	(1,040)	(256)	(73)	(329)
Loans returned to accrual status / loan collections	(21,090)	(5,194)	(26,284)	(5,084)	(5,560)	(10,644)

Ending balance NPLs	$96,493	$7,446	$103,939	$117,782	$5,403	$123,185

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-22			31-Mar-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$—	$—	$—	$485	$—	$485
Less:
Loans returned to accrual status / loan collections	—	—	—	(485)	—	(485)

Ending balance NPLs	$—	$—	$—	$—	$—	$—

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-22			31-Mar-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$306,560	$21,826	$328,386	$333,887	$21,969	$355,856
Plus:
New non-performing loans	36,665	3,793	40,458	38,193	4,800	42,993
Advances on existing non-performing loans	—	110	110	—	134	134
Less:
Non-performing loans transferred to OREO	(10,627)	—	(10,627)	(10,344)	(85)	(10,429)
Non-performing loans charged-off	(295)	(127)	(422)	(467)	—	(467)
Loans returned to accrual status / loan collections	(47,633)	(5,410)	(53,043)	(54,709)	(4,992)	(59,701)

Ending balance NPLs	$284,670	$20,192	$304,862	$306,560	$21,826	$328,386

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	30-Jun-22			31-Mar-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$424,342	$27,229	$451,571	$454,419	$27,501	$481,920
Plus:
New non-performing loans	38,331	11,118	49,449	44,320	7,799	52,119
Advances on existing non-performing loans	—	111	111	—	2,639	2,639
Less:
Non-performing loans transferred to OREO	(11,541)	—	(11,541)	(13,396)	(85)	(13,481)
Non-performing loans charged-off	(1,246)	(216)	(1,462)	(723)	(73)	(796)
Loans returned to accrual status / loan collections	(68,723)	(10,604)	(79,327)	(60,278)	(10,552)	(70,830)

Ending balance NPLs	$381,163	$27,638	$408,801	$424,342	$27,229	$451,571

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarters ended
(Dollars in thousands)	30-Jun-22	31-Mar-22	30-Jun-21
Balance at beginning of period - loans held-in-portfolio	$677,792	$695,366	$800,797
Provision for credit losses (benefit)	9,861	(14,405)	(17,500)
Initial allowance for credit losses - PCD Loans	170	612	1,202

	687,823	681,573	784,499

Net loans charged-off (recovered):
BPPR
Commercial	(3,412)	(4,230)	(9,877)
Construction	(395)	(416)	(479)
Lease financing	667	(434)	393
Mortgage	(4,451)	(2,992)	935
Consumer	12,923	13,574	7,545

Total BPPR	5,332	5,502	(1,483)

Popular U.S.
Commercial	137	(627)	(413)
Construction	(4)	(1,128)	93
Mortgage	63	(20)	(423)
Consumer	545	54	935

Total Popular U.S.	741	(1,721)	192

Total loans charged-off (recovered) - Popular, Inc.	6,073	3,781	(1,291)

Balance at end of period - loans held-in-portfolio	$681,750	$677,792	$785,790

Balance at beginning of period - unfunded commitments	$7,054	$7,897	$9,569
Provision for credit losses (benefit)	(150)	(843)	367

Balance at end of period - unfunded commitments [1]	$6,904	$7,054	$9,936

POPULAR, INC.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.08%	0.05%	(0.02)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	162.37%	(380.98)%	N.M.
BPPR
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.10%	0.11%	(0.03)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	171.19%	(230.12)%	N.M.
Popular U.S.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.03%	(0.08)%	0.01%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	98.92%	101.34%	N.M.

N.M. - Not meaningful.
[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

30-Jun-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$209,630	$6,913	$148,305	$19,037	$297,865	$681,750
Total loans held-in-portfolio	$14,545,301	$790,920	$7,261,955	$1,480,222	$6,292,538	$30,370,936

ACL to loans held-in-portfolio	1.44%	0.87%	2.04%	1.29%	4.73%	2.24%

31-Mar-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$204,643	$6,539	$149,206	$18,398	$299,006	$677,792
Total loans held-in-portfolio	$14,028,246	$744,783	$7,326,346	$1,426,122	$6,062,693	$29,588,190

ACL to loans held-in-portfolio	1.46%	0.88%	2.04%	1.29%	4.93%	2.29%

Variance
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$4,987	$374	$(901)	$639	$(1,141)	$3,958
Total loans held-in-portfolio	$517,055	$46,137	$(64,391)	$54,100	$229,845	$782,746

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table O - Allowance for Credit Losses “ACL”- Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

30-Jun-22
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$153,547	$3,074	$130,030	$19,037	$274,889	$580,577
Loans held-in-portfolio	$7,816,104	$162,362	$6,041,923	$1,480,222	$5,981,046	$21,481,657

ACL to loans held-in-portfolio	1.96%	1.89%	2.15%	1.29%	4.60%	2.70%

31-Mar-22
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$145,471	$2,414	$131,362	$18,398	$278,966	$576,611
Loans held-in-portfolio	$7,557,755	$127,325	$6,123,663	$1,426,122	$5,777,394	$21,012,259

ACL to loans held-in-portfolio	1.92%	1.90%	2.15%	1.29%	4.83%	2.74%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$8,076	$660	$(1,332)	$639	$(4,077)	$3,966
Loans held-in-portfolio	$258,349	$35,037	$(81,740)	$54,100	$203,652	$469,398

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table P - Allowance for Credit Losses “ACL”- Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

30-Jun-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$56,083	$3,839	$18,275	$22,976	$101,173
Loans held-in-portfolio	$6,729,197	$628,558	$1,220,032	$311,492	$8,889,279

ACL to loans held-in-portfolio	0.83%	0.61%	1.50%	7.38%	1.14%

31-Mar-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$59,172	$4,125	$17,844	$20,040	$101,181
Loans held-in-portfolio	$6,470,491	$617,458	$1,202,683	$285,299	$8,575,931

ACL to loans held-in-portfolio	0.91%	0.67%	1.48%	7.02%	1.18%

Variance
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$(3,089)	$(286)	$431	$2,936	$(8)
Loans held-in-portfolio	$258,706	$11,100	$17,349	$26,193	$313,348

Popular, Inc.

Financial Supplement to Second Quarter 2022 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	30-Jun-22	31-Mar-22	30-Jun-21
Total stockholders’ equity	$4,293,349	$4,671,246	$5,814,614
Less: Preferred stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(720,293)	(720,293)	(671,122)
Less: Other intangibles	(14,533)	(15,328)	(20,440)

Total tangible common equity	$3,536,380	$3,913,482	$5,100,909

Total assets	$71,501,931	$69,525,082	$72,657,293
Less: Goodwill	(720,293)	(720,293)	(671,122)
Less: Other intangibles	(14,533)	(15,328)	(20,440)

Total tangible assets	$70,767,105	$68,789,461	$71,965,731

Tangible common equity to tangible assets	5.00%	5.69%	7.09%
Common shares outstanding at end of period	76,576,397	76,487,523	80,656,480
Tangible book value per common share	$46.18	$51.16	$63.24

	Quarterly average
Total stockholders’ equity [1]	$5,827,666	$5,983,309	$5,683,325
Less: Preferred Stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(720,292)	(720,292)	(671,121)
Less: Other intangibles	(15,043)	(15,881)	(21,350)

Total tangible equity	$5,070,188	$5,224,993	$4,968,711
Return on average tangible common equity	16.70%	16.40%	17.58%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACTS:

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com